Exhibit 16.1

October 31, 2016
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of BBVA Compass Bancshares, Inc.’s Form 8-K dated October 26, 2016, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.

Yours truly,
/s/ Deloitte & Touche LLP
Birmingham, AL